EXHIBIT 12

                          MINN DAK FARMERS COOPERATIVE
              COMPUTATION OF RATIO OF NET PROCEEDS TO FIXED CHARGES
                                 (IN THOUSANDS)

                                                               Year Ended August 31,
                                          -------------------------------------------------------------

                                             1998         1997         1996         1995         1994
Earnings:
Net proceeds before income taxes
  from continuing operations                 72,084       74,239       56,872       75,422       33,643
Fixed charges, excluding capitalized
  interest, see below                         5,372        4,316        2,898        2,973        1,557
Amortization of capitalized interest             92           55           18           18           18
                                          ---------    ---------    ---------    ---------    ---------

       Net Proceeds                          77,548       78,610       59,788       78,413       35,218
                                          =========    =========    =========    =========    =========


Fixed Charges:
Interest Expense                              5,372        4,316        2,898        2,973        1,557
Interest factor included in rentals(1)           --           --           --           --           --
                                          ---------    ---------    ---------    ---------    ---------

Fixed charges, excluding capitalized
  interest                                    5,372        4,316        2,898        2,973        1,557
       Interest capitalized                     199          954          669           --           --
                                          ---------    ---------    ---------    ---------    ---------

Fixed charges                                 5,571        5,270        3,567        2,973        1,557
                                          =========    =========    =========    =========    =========

Ratio of net proceeds to fixed charges        13.92        14.92        16.76        26.38        22.62
                                          =========    =========    =========    =========    =========

(1) The company does lease certain items, such as office equipment. Due to the proportionately small amounts involved, interest on such lease payments has not been included in the total of the company's fixed charges of the calculation of this ratio.